Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions Financial Highlights in the Prospectus and "Disclosure of Portfolio Holdings", “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated March 30, 2023, and each included in this Post-Effective Amendment No. 35 to the Registration Statement (Form N-1A, File No. 333-200168) of The RBB Fund Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 28, 2023, with respect to the financial statements and financial highlights of Evermore Global Value Fund (one of the funds constituting The RBB Fund Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 30, 2023